Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Del Monte Foods Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40867, 333-52226, 333-38394, 333-34280, 333-79315, 333-102702, 333-102700 and 333-102006) of Del Monte Foods Company (the Company) of our report dated June 6, 2003, except as to the first paragraph under “Legal Proceedings” of Note 13 which is as of July 21, 2003, relating to the consolidated balance sheet of Del Monte Foods Company and subsidiaries as of April 27, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year ended April 27, 2003, which report appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended April 27, 2003, and to the reference to our firm under the heading “Selected Financial Data” included therein. Our report refers to a change in the Company’s method for accounting for goodwill and other intangible assets.

/s/ KPMG LLP

San Francisco, California

July 21, 2003